As filed with the Securities and Exchange Commission on June 11, 1998

                                                      Registration No. 333-_____

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                          -----------------------------



                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933



                          -----------------------------



                           PALATIN TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                                     95-4078884
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                         214 CARNEGIE CENTER, SUITE 100
                               PRINCETON, NJ 08540
                                 (609) 520-1911
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                                          COPY TO:
EDWARD J. QUILTY, CHAIRMAN OF THE BOARD,               FAITH L. CHARLES
 PRESIDENT AND CHIEF EXECUTIVE OFFICER      RUBIN BAUM LEVIN CONSTANT & FRIEDMAN
    214 CARNEGIE CENTER, SUITE 100            30 ROCKEFELLER PLAZA, 29TH FLOOR
         PRINCETON, NJ 08540                         NEW YORK, NY 10112
            (609) 520-1911                             (212) 698-7700
(Name, address, including zip code, and
 telephone number, including area code,
       of agent for service)

                          -----------------------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time, following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

  Title of each
     class of                                 Proposed         Proposed maximum
 securities to be      Amount to be       maximum offering    aggregate offering      Amount of
    registered          registered      price per share (1)       price (1)       registration fee
 ----------------      ------------     -------------------   ------------------  ----------------
Common Stock          686,362 Shares          $6.46875            $4,439,904          $1,309.77

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, and based on the average of the high and low prices of the registrant's common stock reported on The Nasdaq SmallCap Market(sm) on June 8, 1998.

Also includes an indeterminate number of shares of Common Stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule 416 under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   Subject to Completion, dated June 11, 1998

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                               [GRAPHIC OMITTED]


                           PALATIN TECHNOLOGIES, INC.

                         686,362 SHARES OF COMMON STOCK

        This Prospectus relates to the offering (the "Offering") of up to 686,362 shares (the "Registered Shares") of the common stock, $.01 par value per share (the "Common Stock") of Palatin Technologies, Inc. (the "Company"), which may be sold from time to time by the selling stockholders named in this
Prospectus (each, a "Selling Stockholder," together, the "Selling Stockholders"). The Registered Shares consist of: (i) up to 343,180 shares of Common Stock issuable on conversion of 18,875 shares of the Company's Series B Convertible Preferred Stock, $.01 par value per share ("Series B Convertible Preferred Stock") at the current conversion price of Series B Convertible Preferred Stock; and (ii) up to 343,182 shares of Common Stock issuable upon adjustment in the conversion price of Series B Convertible Preferred Stock (the "Contingent Shares") (see "Description of Securities"). The resale of the Registered Shares is covered by this Prospectus.

        The Common Stock is traded on The Nasdaq SmallCap Market(sm) (the "Nasdaq SmallCap"), under the symbol "PLTN." No other security of the Company is listed on any securities exchange or quoted in any over-the-counter market. On June 8, 1998, the last sale price of Common Stock as reported on the Nasdaq SmallCap was $6.5625.

        Selling Stockholders may, without limitation or notice to the Company, sell the Registered Shares from time to time directly to purchasers or through underwriters, brokers, dealers or agents, on securities exchanges, in the over-the-counter market, and/or in privately negotiated transactions. The price of the Registered Shares to the public will, therefore, depend on the time and nature of each sale. The Company will receive no proceeds from the sale of the Registered Shares. Each Selling Stockholder will pay all underwriting discounts and selling commissions applicable to the sale of such Selling Stockholder's Registered Shares. Underwriting discounts and selling commissions will vary and may or may not apply to any given sale. The Company will bear all expenses, estimated at $55,000, relating to this registration of the Registered Shares including, without limitation, registration and filing fees, printing expenses, fees and expenses of counsel for the Company, qualification or exemption of the Registered Shares under state securities laws, and up to $5,000 in fees and expenses for one law firm acting as counsel to the Selling Stockholders.
See "Use of Proceeds" and "Plan of Distribution."


                          -----------------------------


THE REGISTERED SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                          -----------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          -----------------------------




                 THE DATE OF THIS PROSPECTUS IS _______ __, 1998

                    [INSIDE FRONT COVER PAGE OF PROSPECTUS ]
--------------------------------------------------------------------------------

                              AVAILABLE INFORMATION

        The  Company  is  subject  to  the  informational  requirements  of  the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). All such reports, proxy statements and other information may be inspected and copied at the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at its Regional Offices at Seven World Trade Center, 13th Floor, New York, NY 10048, and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. The Company is an electronic filer, and the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Common Stock is listed on the Nasdaq SmallCap, and reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington D.C. 20006.

        This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act") (together with all amendments, schedules and exhibits thereto, the "Registration Statement"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                       DOCUMENTS INCORPORATED BY REFERENCE

        The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus:

        1. The Company's Quarterly Report on Form 10-QSB for the nine months ended March 31, 1998, as filed with the Commission on May 14, 1998;

        2. The Company's Report on Form 8-K dated April 28, 1998, as filed with the Commission on May 8, 1998;

        3. The Company's Quarterly Report on Form 10-QSB for the six months ended December 31, 1997, as filed with the Commission on February 13, 1998;

        4. The Company's Quarterly Report on Form 10-QSB for the three months ended September 30, 1997, as filed with the Commission on November 14, 1997;

        5. The Company's Annual Report on Form 10-KSB for the year ended June 30, 1997, as filed with the Commission on September 26, 1997; and

        6. The description of the Common Stock of the Company contained in its Registration Statement under the Exchange Act on Form 8-A filed on October 22, 1993.

        All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement.

        The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). The address and telephone number to which such request is to be directed are:
Stephen T. Wills, Vice President, Palatin Technologies, Inc., 214 Carnegie Center, Suite 100, Princeton, NJ 08540, telephone (609) 520-1911.



                          -----------------------------

                                BUSINESS SUMMARY

        The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk
Factors," and financial statements appearing elsewhere or incorporated by reference in this Prospectus.

        Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: delays in product development; problems or delays with clinical trials; failure to receive or delays in receiving regulatory approval; lack of enforceability of patents and proprietary rights; lack of reimbursement; general economic and business conditions; industry capacity; industry trends; competition; material costs and availability; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; changes in, or the failure to comply with, government regulations; and other factors referenced in this Prospectus. When used in this Prospectus, statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "anticipates," "plans," "intends," "expects" and similar expressions are intended to identify such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

THE COMPANY

        The Company is a development-stage biopharmaceutical company dedicated to developing and commercializing products and technologies for diagnostic imaging and ethical drug development utilizing peptide, monoclonal antibody and radiopharmaceutical technologies. The Company is concentrating on the following products and technologies: (i) LeuTech(TM), an infection and inflammation imaging product, (ii) PT-14, a peptide hormone product for the treatment of sexual dysfunction, and (iii) its patent-pending Metal Ion-induced Distinctive Array of Structures ("MIDAS(TM)") metallopeptide technology.

        The Company is devoting substantial efforts and resources to the development of LeuTech, which is the Company's first proposed product to enter Company-sponsored clinical trials. The Company anticipates seeking one or more marketing partners for LeuTech prior to product approval. The Company intends to devote substantial efforts and resources to the development of PT-14.

        The Company believes that the MIDAS technology represents a platform technology which may enable the design and synthesis of novel peptide analogs or mimics. Further, the Company believes that its MIDAS technology may provide the Company with the flexibility to generate its own pharmaceutical products, and the ability to target and complement existing product portfolios and technological bases of other companies. The Company intends to seek to enter into collaborative arrangements to assist in development, manufacturing and marketing of certain proposed products utilizing the MIDAS technology. The Company has entered into a license option agreement as to certain proposed products based on MIDAS technology.

        The Company is at an early stage of development and has not yet completed the development of any products. Accordingly, the Company has not begun to market or generate revenues from the commercialization of any products. It will be a number of years, if ever, before the Company will recognize significant revenues from product sales or royalties. The Company's technologies and products under development will require significant time-consuming and costly research, development, pre-clinical studies, clinical testing, regulatory approval and significant additional investment prior to their commercialization, which may never occur. There can be no assurance that the Company's research and development programs will be successful, that its products will exhibit the expected biological results in humans, will prove to be safe and efficacious in clinical trials or will obtain the required regulatory approvals or that the Company or its collaborators will be successful in obtaining market acceptance of any of the Company's products. There can be no assurance that the Company will be successful in entering into strategic alliances or collaborative arrangements on commercially reasonable terms, if at all, or that such arrangements will be successful, or that the parties with which the Company will establish arrangements will perform their obligations under such arrangements. The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing. The failure by the Company to address successfully such problems and delays would have a material adverse effect on the Company. In addition, no assurance can be given that proprietary rights of third parties will not preclude the Company from marketing its proposed products or that third parties will not market superior or equivalent products.

PRODUCTS IN DEVELOPMENT

        LeuTech Diagnostic Imaging Product. LeuTech, a proposed product under development that utilizes the Company's direct radiolabeling technology, is a murine (or mouse) monoclonal antibody-based product designed to be labeled with the diagnostic radioisotope technetium-99m. When labeled with technetium-99m, LeuTech is intended to be used for diagnosis of infections, occult abscesses, sites of inflammatory disease and other conditions involving high concentrations of white blood cells.

        The Company believes that LeuTech can be used for the rapid diagnosis of a variety of difficult to diagnose infections and occult abscesses. Occult abscesses are hidden infections that are generally characterized as being highly localized. Examples of typical occult abscesses include infections of the intra-abdominal area, such as intestinal, spleen, liver or urinary tract abscesses, as well as bone, prosthetic and other abscesses. In a typical abscess, as in most infections, large numbers of white blood cells congregate at the site of the infection. Thus, if the location of concentrations of white blood cells is known, the site of the infection is also known. It is crucial in the diagnosis and treatment of occult abscesses that the location of the infection be determined, as location will frequently determine the type of therapy which is appropriate.

        The most specific procedure currently available for nuclear medicine imaging of sites of infection involves removal of blood from the patient, isolating white blood cells from the patient's blood, radiolabeling the white blood cells and injecting the radiolabeled white blood cells back into the patient. The radiolabeled white blood cells then localize at the site of the infection, and can be detected using nuclear medicine diagnostic equipment. This procedure is expensive, involves risks to patients and technicians associated with blood handling, is difficult to perform and generally takes at least twelve hours.

        LeuTech has been formulated as a lyophilized, or freeze-dried, kit containing the modified antibody and reagents required for the radiolabeling process. Prior to use, LeuTech will be labeled with technetium-99m by a radiopharmacy or by a hospital's nuclear medicine department. LeuTech is designed to bind, in the body, to white blood cells already present at the site of the infection or circulating in the blood stream. Therefore, LeuTech does not require handling or processing of patient blood.

        The Company has submitted an Investigational New Drug Application ("IND") to the United States Food and Drug Administration ("FDA") on LeuTech, and has completed a Phase I clinical trial of ten normal volunteers testing safety of the drug and has completed enrollment for a Phase II clinical trial for diagnosis of equivocal appendicitis. Additional clinical trials were conducted under an IND submitted to the FDA and held in the name of an investigator, using purified antibody or kits provided by the Company. Images have been obtained in a variety of diseases, including acute and suspected appendicitis, pulmonary infections and other abdominal infections. In some cases, diagnostic images have been obtained within five minutes of administration of LeuTech, and in all cases in which a definitive diagnosis could be made, diagnostic images have been obtained within 90 minutes.

        The Company has entered into an exclusive royalty-bearing license agreement with The Wistar Institute of Anatomy and Biology ("Wistar Institute") to use the antibody and cell line used for LeuTech for a defined field of use. Failure to meet the performance criteria for any reason or any other event of default under the license agreement leading to termination of the license agreement with Wistar Institute would have a material adverse effect on the Company. While the Company has negotiated a long-term contractual arrangement for the manufacture of the purified antibody necessary for LeuTech, there can be no assurance that such contractor will be able to successfully manufacture purified antibody for LeuTech on a sustained basis, that such contractor will remain in the contract manufacturing business for the time required by the Company, or that the Company will be able to enter into such contractual arrangements as to other steps and components required to manufacture LeuTech. To date, the Company has only manufactured LeuTech in lots preparatory to initiating clinical trial use, and has not determined whether commercial quantities of LeuTech in conformity with these standards can be manufactured on a sustained basis at an acceptable cost. Such manufacture must be done under good manufacturing practices ("GMP") requirements prescribed by the FDA and other agencies. Certain steps in the manufacture of LeuTech, including contract manufacture of purified antibody, vialing and lyophilization, have been done under GMP.

        The Company intends to complete Phase III clinical trials in early 1999 and file regulatory applications to market thereafter. There can be no assurance that the Company's LeuTech development program will be successful, that the FDA will permit the Company's clinical trials to proceed as planned, that LeuTech will prove to be safe and efficacious in clinical trials, that LeuTech can be manufactured in commercially required quantities on a sustained basis at an acceptable price, that LeuTech will obtain the required regulatory approvals or that the Company or its collaborators will be successful in obtaining market acceptance of LeuTech. The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing of LeuTech.

        PT-14 Male Erectile Dysfunction Product. PT-14, a stabilized peptide analog of the natural hormone alpha-MSH, is a proposed product being developed by the Company for the treatment of male erectile dysfunction ("MED"). PT-14 is believed to activate specific receptors found in the brain, resulting in stimulation of normal sexual arousal. This mechanism of action is believed to be different than that of other products currently being marketed for the treatment of MED. In addition to its potential use for treatment of MED, the Company believes PT-14 may also be useful for the treatment of female sexual dysfunction.

        In a recent study, the National Institutes of Health estimated that greater than 20,000,000 men in the United States may be afflicted with some form of MED. Because of the large number of men believed to be afflicted with MED, the market for treatment of MED is believed to be in excess of several billion dollars per year. There is tremendous competition to develop and market drugs for treatment of MED.

        Limited clinical trials were conducted using PT-14 under an IND submitted to the FDA and held in the name of an investigator at the University of Arizona. In a double-blind clinical trial, eight out of ten men achieved clinically significant erectile response on administration of PT-14.

        PT-14 is currently administered as a non-penile subcutaneous injection. The Company has initiated development efforts on an oral delivery formulation of PT-14, and has entered into an agreement with TheraTech, Inc. ("TheraTech"), including a license to certain patents owned by TheraTech, to collaboratively develop an oral transmucosal delivery system for PT-14. There can be no assurance that the Company and TheraTech will be able to develop an acceptable oral transmucosal delivery system for PT-14, or any alternative oral delivery system, in any reasonable period of time or at acceptable costs, if at all. If an acceptable delivery system is developed, failure to meet performance criteria or any other event of default under the license agreement leading to termination of the license with TheraTech may have a material adverse effect on the Company.

        The Company has entered into an exclusive royalty-bearing license agreement with Competitive Technologies, Inc. ("Competitive Technologies") to develop and market PT-14. Failure to meet the performance criteria for any reason or any other event of default under the license agreement leading to termination of the license agreement with Competitive Technologies may have a material adverse effect on the Company.

        There can be no assurance that the Company's PT-14 development program will be successful, that PT-14 will prove to be safe and efficacious in clinical trials, or that PT-14 will obtain required regulatory approvals. There can be no assurance that, even if the Company is successful in receiving FDA market approval for PT-14, the Company or its collaborators will be able to successfully compete in the MED market. In addition, the Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing of PT-14.

        Research on Other Products. The Company is engaged in limited research and development work on other products, including PT-5, a rhenium-labeled somatostatin peptide analog intended to treat cancers by regional delivery of tumor cell-targeted radiotherapy. PT-5 binds to somatostatin receptors. Somatostatin is a natural peptide hormone involved in the regulation of cell growth and differentiation, and somatostatin receptors are over-expressed on a wide variety of cancers. PT-5 is intended to target such cancers and deliver a therapeutic dose of rhenium-188, a radioisotope which emits high energy beta radiation, to the cancer. The Company is working with researchers at the University of Bonn in Germany, and has initiated clinical trials of patients with bronchial cancer metastatic to the pleural cavity. This trial is primarily designed to obtain safety and dose response data, and secondarily to obtain evidence of efficacy, including tumor stasis or regression and improvement in cancer-associated biological markers. No prediction can be made as to when or whether the PT-5 research project, or other research projects of the Company, will lead to commercial products

MIDAS TECHNOLOGY

        Role and Function of Peptides. Peptides, short chains of amino acids, play important roles in regulating a variety of biological functions. Natural peptides function by conforming or bending to fit specific molecules on cell surfaces, called receptors, thereby signaling the cell to initiate a biological activity. Some important biological functions that are affected in this manner include overall growth and behavior, inflammatory responses, immune responses and wound healing.

        In order to effectively regulate cell signaling, a peptide must bind to its target receptor with high affinity. The affinity of a peptide for its target receptor is highly dependent on its three-dimensional shape or conformation. Many naturally occurring peptides are flexible and can take on multiple conformations, allowing them to interact with more than one type of cell receptor, and to control multiple functions within the body. However, when such peptides are used as drugs, this multiple reactivity is a disadvantage as it may lead to side effects. The ability to construct high-affinity, receptor-specific peptides offers a significant opportunity to develop potent receptor-specific drugs.

        Introduction to MIDAS Technology. The Company believes that its patent-pending MIDAS technology can be used to rationally design and produce receptor-specific drugs. Using MIDAS, highly stable metallopeptide complexes are formed, in which the metal ion locks or constrains the peptide into a specific conformation. By designing MIDAS peptides to mimic the conformation required for a specific receptor, a stable, receptor-specific drug, with high affinity and enhanced biological activity, can be made. Radiopharmaceutical products, which may be diagnostic or therapeutic, may be developed using radioactive metal ions in MIDAS peptides. Non-radioactive metal ions may be used in the development of biopharmaceutical MIDAS peptides.

        The Company is engaged in research and development on a number of product opportunities for its MIDAS technology, including use as an infection imaging agent and therapeutic agent for eating disorders. No prediction can be made, however, as to when or whether the areas in which there are ongoing MIDAS technology research projects will yield scientific discoveries, or whether such research projects will lead to commercial products

        Other Potential Opportunities. The Company is evaluating a number of product opportunities for its MIDAS technology, and believes that this technology may have medical applications in a variety of areas, including immune disorders, cancers and cardiology. The Company intends to expand research and development of MIDAS technology applications primarily through strategic alliances with other entities. No assurances can be made regarding the establishment or the timing of such alliances, and the failure to establish such alliances on a timely basis could limit the Company's ability to develop MIDAS technology and could have a material adverse effect on the Company. The Company intends to devote resources to expand research and development of MIDAS technology to the extent funding is available.

        Option Agreement with Nihon. The Company entered into a License Option Agreement (the "Option Agreement") with Nihon Medi-Physics Ltd. ("Nihon"), a Japanese developer and manufacturer of radiopharmaceutical drugs, and received an initial payment of $1,000,000 before Japanese withholding taxes of $100,000. Pursuant to the Option Agreement (i) Nihon has an option to exclusively license certain jointly developed radiopharmaceutical diagnostic products based on the Company's MIDAS technology and (ii) Nihon can maintain its option by making certain milestone payments based on progress in product development. Nihon may exercise its right to negotiate a license agreement at any time upon notice and payment of additional monies to the Company. There can be no assurance that future payments provided for in the Option Agreement will be made, that the

Company and Nihon will ever enter into a definitive license agreement, or that a definitive strategic alliance between the Company and Nihon will result in the development or commercialization of any product. In the event that Nihon gives notice of its right to negotiate a license agreement, and the parties cannot agree on terms of such license agreement, the Company may be required to repay $550,000 to Nihon. Failure to enter into a definitive license agreement, or being required to repay certain monies to Nihon, may have a material adverse effect on the Company.

EXECUTIVE OFFICES

        The address of the Company's principal executive offices is Palatin Technologies, Inc., 214 Carnegie Center, Suite 100, Princeton, NJ 08540, and the telephone number is (609) 520-1911.


                                  RISK FACTORS

AN INVESTMENT IN THE REGISTERED SHARES IS HIGHLY SPECULATIVE IN NATURE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. EACH PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY THE RISKS INHERENT IN AND AFFECTING BOTH THE BUSINESS OF THE COMPANY AND THE VALUE OF THE COMMON STOCK AND SPECULATIVE FACTORS INCLUDING, WITHOUT LIMITATION, THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

        EARLY STAGE OF DEVELOPMENT; UNCERTAINTY OF PRODUCT DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY. The Company is at an early stage of development and has not yet completed the development of any products. Accordingly, the Company has not begun to market or generate revenues from the commercialization of any products. It will be a number of years, if ever, before the Company will recognize significant revenues from product sales or royalties. The Company's technologies and products under development will require significant time-consuming and costly research, development, preclinical studies, clinical testing, regulatory approval and significant additional investment prior to their commercialization, which may never occur. There can be no assurance that the Company's research and development programs will be successful, that its products will exhibit the expected biological results in humans, that its products will prove to be safe and efficacious, that its products will obtain the required regulatory approvals, demonstrate substantial therapeutic or diagnostic benefit, be commercialized on a timely basis, experience no design or manufacturing problems, be manufactured on a large scale, or be economical to market, or that the Company or its collaborators will be successful in obtaining market acceptance of any of the Company's products or generate sufficient revenue to support research and development programs. There can be no assurance that the Company will be successful in entering into strategic alliances or collaborative arrangements on commercially reasonable terms, if at all, that such arrangements will be successful, or that the parties with which the Company will establish arrangements will perform their obligations under such arrangements. The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing. The failure by the Company to successfully address such problems and delays would have a material adverse effect on the Company. In addition, no assurance can be given that proprietary rights of third parties will not preclude the Company from marketing its proposed products or that third parties will not market superior or equivalent products.

        HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT. The Company has incurred net operating losses since its inception (January 28, 1986) and, as of March 31, 1998, had an accumulated deficit of approximately $20.0 million, which has increased to date. The Company anticipates incurring additional losses over at least the next several years and such losses are expected to increase as the Company expands manufacturing efforts and clinical trials on its LeuTech product, initiates its PT-14 development program and continues its efforts to develop its MIDAS technology. To achieve profitability, the Company, alone or with others, must successfully develop its technologies and products, conduct preclinical studies and clinical trials, obtain required regulatory approvals and successfully manufacture, introduce and market such technologies and products. The time required to reach profitability is highly uncertain, and there can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all.

        NEED FOR ADDITIONAL FINANCING AND ACCESS TO CAPITAL. The Company has incurred negative cash flow from operations since its inception. The Company has expended, and will continue to expend in the future, if available, substantial funds to continue its research and development programs, including preclinical studies and clinical trials, to seek regulatory approval of its products, to develop manufacturing and marketing capabilities, and to fund the growth that is expected to occur if any of its proposed products are approved for marketing. Further, the Company has significant long-term debt that is due and payable through May 1999. The Company expects that its existing capital resources will be adequate to make scheduled debt payments and to fund its operations through September 1998. No assurance can be given that there will be no events affecting the Company's operations that would deplete available resources significantly before such time. The Company's future capital requirements depend on many factors, including continued progress in its research and development activities, progress with preclinical studies and clinical trials, prosecuting and enforcing patent claims, technological and market developments, the ability of the Company to establish product development arrangements, the cost of manufacturing scale-up and effective marketing activities and collaborative or other arrangements. The Company will seek to obtain additional funds through public or private financings, including equity or debt financings, collaborative or other arrangements with corporate partners and others, and from other sources. No assurance can be given that additional financing will be available when needed, if at all, or on terms acceptable to the Company. If adequate additional funds are not available, the Company may be required to delay, scale back or eliminate certain of its research or development activities, its manufacturing and marketing efforts, or require the Company to license to third parties certain products or technologies that the Company would otherwise seek to commercialize itself. If adequate funds are not available, there will be a material and adverse effect on the Company.

        POTENTIAL VOLATILITY OF PRICE; LOW TRADING VOLUME. The market price of the Common Stock, like that of many other development-stage public pharmaceutical or biotechnology companies, has been highly volatile and may be so in the future. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of preclinical and clinical testing, adverse reactions to products, governmental regulation and approvals, developments in patent or other proprietary rights, public or regulatory agency concerns as to the safety of products developed by the Company, litigation and general market conditions may have a significant adverse effect on the market price of the Common Stock. In addition, in general, the Common Stock has been thinly traded, which may affect the ability of the Company's stockholders to sell shares of the Common Stock in the public market. There can be no assurance that a more active trading market will develop in the future. Further, the stock market has from time to time experienced extreme price and volume fluctuations that may be unrelated to the operating performance of particular companies. Such fluctuations may adversely affect the price of the Common Stock.

        PATENTS AND PROPRIETARY RIGHTS, NO ASSURANCE OF ENFORCEABILITY OR SIGNIFICANT COMPETITIVE ADVANTAGE. In general, the patent positions of companies relying upon biotechnology are highly uncertain and involve complex legal and factual questions. To date, there has emerged no consistent policy regarding the breadth of claims that are properly accorded to biotechnology patents. There can be no assurance that patents will issue from the patent applications filed by the Company or its licensors or that the scope of any claims granted in any patent will provide meaningful proprietary protection or a competitive advantage to the Company. There can be no assurance that the validity or enforceability of patents issued or licensed to the Company will not be challenged by others or, if challenged, will be upheld by a court. In addition, there can be no assurance that competitors will not be able to circumvent any patents issued or licensed to the Company. In the United States, patent applications are maintained in secrecy until they issue as patents, and thus publications in the patent literature lag behind actual discoveries. Scientific publications also generally appear after a patent application, if any, is filed. As a result of delayed publication, the Company cannot be certain that its scientists were the first to make inventions covered by its patents and patent applications.

        In the event another party has also filed a patent application relating to an invention claimed in a Company patent application, the Company may be required to participate in an interference proceeding adjudicated by the United States Patent and Trademark Office to determine priority of invention. The possibility of an interference proceeding could result in substantial uncertainties and cost for the Company, even if the eventual outcome is favorable to the Company. An adverse outcome could result in the Company losing patent protection for the subject of the interference, subject the Company to significant liabilities to third parties and require the Company to obtain license rights from third parties at undetermined cost or to cease using the technology.

        While no valid patent that would be infringed by manufacture, use or sale of the Company's proposed products has come to the attention of the Company, the Company's proposed products are still in the development stage, and neither their formulations nor their method of manufacture is finalized. Moreover, patents the claims of which would be infringed by the Company's commercial activities may not have issued as yet. There can thus be no assurance that the manufacture, use or sale of the Company's proposed products will not infringe patent rights of others. The Company may be unable to avoid infringement of any such patents and may have to seek a license, defend an infringement action, or challenge the validity of such patents in court. There can be no assurance that a license will be available to the Company, if at all, upon terms and conditions acceptable to the Company or that the Company will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that the Company will have sufficient resources to pursue such litigation. If the Company does not obtain a license under any such patents, is found liable for infringement, or is not able to have them declared invalid, the Company may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or methods of treatment covered by such patents.

        The Company relies substantially in its product development activities on certain technologies which are neither patentable nor proprietary and are therefore potentially available to the Company's competitors. The Company also relies on certain proprietary technologies (trade secrets and know-how) which are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its contractors, there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors. If the Company's employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to the Company's product candidates, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become the Company's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company.

        Certain of the Company's patents are directed to inventions developed with funds from United States government agencies or within academic institutions from which the Company earlier acquired rights to such patents. As a result of these arrangements, the United States government may have rights in certain inventions developed during the course of the performance of federally funded projects as required by law or agreements with the funding agency.

        Several bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication of pending patent applications, modification of the patent term, re-examination, subject matter and enforceability. It is not certain whether any of these bills will be enacted into law and whether, as enacted, they would affect the scope, validity and enforceability of the Company's patents. Accordingly, the effect of legislative change on the Company's intellectual property estate is uncertain.

        UNCERTAINTY OF DEVELOPMENT OF LEUTECH. The Company has entered into an exclusive royalty-bearing license agreement with Wistar Institute for a defined field of use for the antibody and cell line used for LeuTech, which license agreement contains certain performance criteria and benchmark payments. Failure to meet the performance criteria for any reason or any other event of default under the license agreement leading to termination of the exclusive license agreement with Wistar Institute would have a material adverse effect on the Company. While the Company has negotiated a long-term contractual arrangement for the manufacture of the purified antibody necessary for LeuTech, there can be no assurance that such contractor will be able to successfully manufacture purified antibody for LeuTech on a sustained basis, that such contractor will remain in the contract manufacturing business for the time required by the Company, or that the Company will be able to enter into such contractual arrangements as to other steps and components required to manufacture LeuTech. Such manufacture must be done under GMP requirements prescribed by the FDA and other governmental agencies. To date, the Company has only manufactured LeuTech in lots preparatory to initiating clinical trial use, with certain manufacturing processes having been done under GMP, and has not determined whether commercial quantities of LeuTech in conformity with these standards can be manufactured on a sustained basis at an acceptable cost.

        While the Company has filed an IND on LeuTech with the FDA, and intends to complete Phase III clinical trials in early 1999 and file regulatory applications to market with the FDA thereafter, there can be no assurance that the Company's LeuTech development program will be successful, that the FDA will permit the Company's clinical trials to proceed as planned, that LeuTech will prove to be safe and efficacious in clinical trials, that LeuTech can be manufactured in commercially required quantities on a sustained basis at an acceptable price, that LeuTech will obtain the required regulatory approvals or that the Company or its collaborators will be successful in obtaining market acceptance of LeuTech. The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing of LeuTech. Failure to develop, obtain regulatory approval for, manufacture and market LeuTech on a timely basis would have a material adverse effect on the Company.

        UNCERTAINTY OF DEVELOPMENT OF PT-14. The Company has entered into an exclusive royalty-bearing license agreement with Competitive Technologies to develop and market PT-14. Failure to meet the performance criteria for any reason or any other event of default under the license agreement leading to termination of the license agreement with Competitive Technologies may have a material adverse effect on the Company. The Company has entered into an agreement with TheraTech, including a license to certain patents owned by TheraTech, to collaboratively develop an oral transmucosal delivery system for PT-14. There can be no assurance that the Company and TheraTech will be able to develop an acceptable oral transmucosal delivery system for PT-14, or any alternative delivery system, in any reasonable period of time or for acceptable costs, if at all.

        There can be no assurance that the Company's PT-14 development program will be successful, that PT-14 will prove to be safe and efficacious in clinical trials, that PT-14 will obtain required regulatory approvals or that the Company or its collaborators will be successful in obtaining market acceptance of PT-14. In addition, the Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing of PT-14.

        UNCERTAINTY OF DEVELOPMENT OF MIDAS TECHNOLOGY. The Company is engaged in research and development on a number of product opportunities for its MIDAS technology, including use as an infection imaging agent and a therapeutic agent for eating disorders, and believes that MIDAS technology may have medical applications in a variety of areas, including immune disorders, cancers and cardiology. The Company intends to expand research and development of MIDAS technology applications primarily through strategic alliances with other entities. No assurances can be made regarding the establishment or the timing of such alliances, and the failure to establish such alliances on a timely basis could limit the Company's ability to develop MIDAS technology and could have a material adverse effect on the Company. The Company expects to devote resources to expand research and development of MIDAS technology to the extent funding is available. No prediction can be made, however, as to when or whether the areas in which there are ongoing MIDAS technology research projects will yield scientific discoveries, or whether such research projects will lead to commercial products.

        While the Company has entered into the Option Agreement with Nihon, pursuant to which Nihon has an option to exclusively license certain products based on the Company's MIDAS technology, there can be no assurance that future payments provided for in the Option Agreement will be made, that the Company and Nihon will ever enter into a definitive license agreement, or that a definitive strategic alliance between the Company and Nihon will result in the development or commercialization of any product. In the event that Nihon gives notice of its right to negotiate a license agreement, and the parties cannot agree on terms of such license agreement, the Company will be required to repay certain monies to Nihon. Failure to enter into a definitive license agreement, or being required to repay certain monies to Nihon, may have a material adverse effect on the Company.

        GOVERNMENT REGULATION; NO ASSURANCE OF PRODUCT APPROVAL. Research, development, testing, clinical trials, manufacture, distribution, advertising and marketing, including distribution and sale, of pharmaceutical products are subject to extensive regulation by governmental authorities in the United States and other countries. Prior to marketing, proposed products developed by the Company must undergo an extensive regulatory approval process required by the FDA and by comparable agencies in other countries. This process, which includes preclinical studies and clinical trials of each proposed product to establish safety and effectiveness and confirmation by the FDA that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing, can take many years, requires the expenditure of substantial resources and gives larger companies with greater financial resources a competitive advantage over the Company. To date, no proposed product being evaluated by the Company has been submitted for approval or approved by the FDA or any other regulatory authority for marketing, and there can be no assurance that any such product will ever be submitted or approved for marketing or that the Company will be able to obtain the labeling claims desired for its products. The Company is and will continue to be dependent upon the laboratories and medical institutions conducting its preclinical studies and clinical trials to maintain both good laboratory and good clinical practices. Data obtained from preclinical studies and clinical trials are subject to varying interpretations which could delay, limit or prevent FDA regulatory approval. Delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of development and FDA regulatory review. Similar delays also may be encountered in foreign countries.

        There can be no assurance that FDA or other regulatory approval for any products developed by the Company will be granted on a timely basis, if at all. Delay in obtaining or failure to obtain such regulatory approvals will materially adversely affect the introduction and marketing of any products which may be developed by the Company as well as the Company's results of operations.

        When and if approvals are granted, the Company, the approved drug, the manufacture of such drug and the facilities in which such drug is manufactured are subject to ongoing regulatory review. Subsequent discovery of previously unknown problems may result in restriction on a product's use or withdrawal of the product from the market. Adverse government regulation that might arise from future legislative or administrative action, particularly as it relates to health care reform and product pricing, cannot be predicted.

        NO COMMERCIAL MANUFACTURING CAPABILITY OR EXPERIENCE. To be successful, the Company's products must be manufactured in commercial quantities under GMP requirements prescribed by the FDA and at acceptable costs. The Company has not yet manufactured any pharmaceutical products in commercial quantities and currently does not have the facilities to manufacture any products in commercial quantities under GMP. In the event the Company determines to establish a manufacturing facility, it will require substantial additional funds, the hiring and retention of significant additional personnel and compliance with extensive regulations applicable to such a facility. The Company has no experience in commercial pharmaceutical manufacturing, and there can be no assurance that the Company will be able to establish such a facility successfully and, if established, that it will be able to manufacture products in commercial quantities for sale at competitive prices. If the Company determines to rely on collaborators, licensees or contract manufacturers for the commercial manufacture of its products, the Company will be dependent on such corporate partners or other entities for, and will have only limited control over, the commercial manufacturing of its products. While the Company has entered into manufacturing arrangements as to certain portions of the manufacture of LeuTech under GMP, there can be no assurance that the contract manufacturer will perform as agreed or will remain in the contract manufacturing business for the time required by the Company, or that the Company will be able to enter into such manufacturing arrangements as to remaining portions of the manufacture of LeuTech. There can be no assurance that the Company will be able to enter into any such manufacturing arrangements as to its other proposed products on acceptable terms, if at all.

        LIMITED CLINICAL TRIAL EXPERIENCE. Before obtaining required regulatory approvals for the commercial sale of its proposed products, the Company must demonstrate through clinical trials that such products are safe and efficacious for use. The initiation and completion of clinical trials is dependent upon many factors, including FDA acquiescence, the availability of qualified clinical investigators and access to suitable patient populations. Delays in initiating and completing clinical trials may result in increased trial costs and delays in FDA submissions, which could have a material adverse effect on the Company. To date, the Company has limited experience in conducting clinical trials. The Company relies, in part, on third parties for preparation of regulatory filings and the design of clinical trials. There can be no assurance that the Company will be able to find appropriate third parties to provide services relating to clinical trials.

        A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in earlier studies or trials. There can be no assurance that the Company will not encounter problems in its clinical trials that will cause the Company to delay or suspend its clinical trials, that the clinical trials of its proposed products will be completed at all, that such testing will ultimately demonstrate the safety or efficacy of such proposed products or that any proposed products will receive regulatory approval on a timely basis, if at all. If any such problems occur, there would be a material adverse effect on the Company.

        LIMITED MARKETING, DISTRIBUTION OR SALES CAPABILITY AND EXPERIENCE. The Company has limited experience in marketing pharmaceutical products, including distribution and selling of pharmaceutical products, and will have to develop a sales force and/or rely on collaborators or licensees or on arrangements with others to provide for the marketing, distribution, and sales of its proposed products. There can be no assurance that the Company will be able to establish marketing, distribution and sales capabilities or make arrangements with third parties to perform such activities on acceptable terms, which may result in the lack of control by the Company over the marketing, distribution and sales of its proposed products. In addition, there can be no assurance that the Company or any third party will be successful in marketing, distributing or selling any products. Furthermore, the Company will compete with many other companies that currently have extensive and well-funded marketing, distribution and sales operations.

        COMPETITION. The biopharmaceutical and radiopharmaceutical industries are highly competitive. In the biopharmaceutical industry, there are a number of companies developing peptide-based drugs, including companies exploring a number of different approaches to making conformationally-constrained short peptides for use as therapeutic drugs. In the radiopharmaceutical industry, there are several companies devoted to development and commercialization of monoclonal antibody-based products and peptide-based products. In the development of products to treat MED, there are many companies that are commercializing such products or that have programs to develop products to treat MED. The Company is likely to encounter significant competition with respect to its proposed products currently under development. Many of the Company's competitors, including those developing antibody- and peptide-based radiopharmaceutical products, peptide-based therapeutic products and products for the treatment of MED, have substantially greater financial and technological resources and marketing capabilities than the Company, and have significantly greater experience in research and development. Accordingly, the Company's competitors may succeed in developing products and underlying technologies more rapidly than the Company, and in developing products that are more effective and useful and are less costly than any that may be developed by the Company, and may also be more successful than the Company in manufacturing and marketing such products. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies on their own or through collaborative arrangements.

        The Company is aware of at least one company developing an antibody-based product which may compete with LeuTech as to certain indications, which product is marketed in certain European countries and for which regulatory approval is pending in the United States. The Company is also aware of another company developing a peptide-based product which may also compete with LeuTech as to certain indications. The Company is aware of at least three products developed by other companies for the treatment of MED that have obtained FDA marketing approval, and is aware of additional products that are at a later stage of development than PT-14. There can be no assurance that, even if the Company is successful in receiving FDA market approval for PT-14, the Company or its collaborators will be able to successfully compete in the MED market. The Company is also aware of a number of companies developing technologies relating to the use of peptides as drugs, including a variety of different approaches to making conformationally-constrained short peptides.

        The Company is pursuing areas of product development in which there is the potential for extensive technological innovation in relatively short periods of time. Rapid technological change or developments by others may result in the Company's proposed products becoming obsolete or non-competitive.

        DEPENDENCE ON THIRD-PARTY REIMBURSEMENT. Successful sales of the Company's proposed products in the United States and other countries will depend on the availability of adequate reimbursement from third-party payors such as governmental entities, managed care organizations and private insurance plans. Reimbursement by a third-party payor may depend on a number of factors, including the payor's determination that use of a product is safe and efficacious, neither experimental nor investigational, medically necessary, appropriate for the specific patient and cost effective. Since reimbursement approval is required from each payor individually, seeking such approvals is a time-consuming and costly process. Third-party payors routinely limit reimbursement coverage and in many instances are exerting significant pressure on medical suppliers to lower their prices. There is significant uncertainty concerning third-party reimbursement for the use of any pharmaceutical product incorporating new technology, and there is no assurance that third-party reimbursement will be available for the Company's proposed products, or that such reimbursement, if obtained, will be adequate. Less than full reimbursement by governmental and other third-party payors for the Company's products would adversely affect the market acceptance of these products and would also have a material adverse effect on the Company. Further, health care reimbursement systems vary from country to country, and there can be no assurance that third-party reimbursement will be made available for the Company's proposed products under any other reimbursement system.

        HEALTH CARE REFORM. The health care industry is undergoing fundamental change in the United States as a result of economic, political and regulatory influences. There exists a powerful trend toward managed care that is motivated by a desire to reduce costs and prices of health care. The Company anticipates that the health care industry, particularly insurance companies and other third-party payors, will continue to promote cost containment measures and alternative health care delivery systems, and political debate of these issues will most likely continue. The Company cannot predict which specific reforms will be proposed or adopted by industry or government or the precise effect that such proposals or adoption may have on the Company. There can be no assurance that health care reform initiatives will not have a material adverse effect on the Company.

        CONDUCTING BUSINESS ABROAD. To the extent the Company conducts business outside the United States, it may do so through licenses, joint ventures or other contractual arrangements for the development, manufacturing and marketing of its proposed products. No assurance can be given that the Company will be able to establish suitable arrangements, that the necessary foreign regulatory approvals for its proposed product will be obtained, that foreign patent coverage will be available or that the development and marketing of its proposed products through such licenses, joint ventures or other contractual arrangements will be successful. The Company might also have greater difficulty obtaining proprietary protection for its proposed products and technologies outside the United States and enforcing its rights in foreign courts. Furthermore, international operations and sales may be limited or disrupted by the imposition of governmental controls regulation of medical products, export license requirements, political instability, trade restrictions, changes in tariffs, exchange rate fluctuations and difficulties in managing international operations.

        RISK OF LIABILITY; ADEQUACY OF INSURANCE COVERAGE; RISK OF PRODUCT RECALL. The Company's business may be affected by potential product liability risks which are inherent in the testing, manufacturing and marketing of proposed pharmaceutical products to be developed by the Company. There can be no assurance that product liability claims will not be asserted against the Company, its collaborators or licensees. The use of proposed products developed by the Company in clinical trials and the subsequent sale of such proposed products is likely to cause the Company to bear all or a portion of those risks. Such litigation claims could have a material adverse effect on the Company. The Company has liability insurance providing up to $5,000,000 coverage per occurrence and in the aggregate as to certain clinical trial risks, and will seek to obtain additional product liability insurance before the commercialization of its products. There can be no assurance, however, that insurance will be available to the Company on acceptable terms, if at all, or that such coverage once obtained would be adequate to protect the Company against future claims or that a medical malpractice or other claim would not materially and adversely affect the Company. Furthermore, there can be no assurance that any collaborators or licensees of the Company will agree to indemnify the Company, be sufficiently insured or have a net worth sufficient to satisfy any such product liability claims. In addition, products such as those proposed to be sold by the Company may be subject to recall for unforeseen reasons. Such a recall could have a material adverse effect on the Company.

        DEPENDENCE ON KEY MANAGEMENT AND QUALIFIED PERSONNEL; LIMITED PERSONNEL; DEPENDENCE ON CONTRACTORS. The Company is highly dependent upon the efforts of its management. The loss of the services of one or more members of management could impede the achievement of development objectives. Due to the specialized scientific nature of the Company's business, the Company is also highly dependent upon its ability to attract and retain qualified scientific and technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities and there can be no assurance that the Company can presently, or will be able to continue to, attract and retain the qualified personnel necessary for the development of its existing business and its expansion into areas and activities requiring additional expertise. In addition, the Company's intended or possible growth and expansion into areas requiring additional skill and expertise, such as marketing, including sales and distribution, will require the addition of new management personnel and the development of additional expertise by existing management personnel. The loss of, or failure to recruit, scientific, technical and marketing and managerial personnel could have a material adverse effect on the Company.

         The Company relies, in substantial part, and for the foreseeable future will rely, on certain independent organizations, advisors and consultants to provide certain services, including substantially all aspects of manufacturing, regulatory approval and clinical management. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to the Company on a timely basis when needed, or that the Company could find qualified replacements. The Company's advisors and consultants generally sign agreements that provide for confidentiality of the Company's proprietary information. However, there can be no assurance that the Company will be able to maintain the confidentiality of the Company's technology, the dissemination of which could have a material adverse effect on the Company.

        HAZARDOUS MATERIALS; COMPLIANCE WITH ENVIRONMENTAL REGULATIONS. The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops manufacturing capacity. In addition, there can be no assurance that current or future environmental laws, rules, regulations or policies will not have a material adverse effect on the Company.

        SHARES ELIGIBLE FOR FUTURE SALE; EFFECT ON ABILITY TO RAISE CAPITAL. Of the 3,696,916 shares of Common Stock outstanding, 3,413,321 are freely tradable, and are not subject to any restrictions, either under securities laws or under lock-up or other agreements. 107,465 shares of Series A Convertible Preferred Stock are outstanding and are currently convertible into 2,215,773 shares of Common Stock at a conversion rate which is subject to adjustment under certain circumstances. Additional Common Stock, including up to 1,843,364 shares obtainable on the exercise of outstanding options and warrants, may become eligible for sale in the public market from time to time in the future. The Company has filed a registration statement on Form S-3 to register up to 6,634,432 shares of Common Stock, including Common Stock obtainable on conversion of Series A Convertible Preferred Stock and exercise of certain warrants, and intends to file a registration statement on Form S-8 to register approximately 1,272,000 shares of Common Stock available for issuance under certain option grants, including the Company's 1996 Stock Option Plan, in the near future. Many of the options and warrants are likely to be exercised at a time when the Company might be able to obtain additional equity capital on more favorable terms. While those options and warrants are outstanding, they may adversely affect the terms on which the Company could obtain capital. The Company cannot predict the effect, if any, that market sales of Common Stock, the exercise of options or warrants, or the availability of such Common Stock for sale will have on the market price prevailing from time to time. Furthermore, certain holders of the Company's securities have the right to cause the Company to register their Common Stock under the Securities Act in the future, which could cause the Company to incur substantial expense, could affect the Company's ability to raise capital and also materially and adversely affect the prevailing market price of the Company's Common Stock.

        ANTI-TAKEOVER CONSIDERATIONS. The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorize the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), of which 18,856 are authorized for issuance as shares of Series B Convertible Preferred Stock and 264,000 are authorized for issuance as shares of Series A Convertible Preferred Stock. See "Description of Securities." The Company's Board of Directors has the authority, without action by the Company's stockholders, to issue shares of preferred stock, and to fix the rights and preferences of such preferred stock, except as limited in the Certificates of Designations relating to the Series B Convertible Preferred Stock and the Series A Convertible Preferred Stock. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue a new series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. Such authority, together with certain provisions of Delaware law and of the Company's Certificate of Incorporation and bylaws, may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price and may adversely affect the market price, and the voting and other rights of the holders, of the Common Stock. Although the Company has no present intention to issue any additional shares of its preferred stock, other than those already authorized for issuance upon exercise of certain Series A Convertible Preferred Stock Placement Warrants, there can be no assurance that the Company will not do so in the future.

        NO DIVIDENDS. The Company has not paid cash dividends on its Common Stock since its inception and does not intend to pay any dividends on its Common Stock in the foreseeable future. The Series B Convertible Preferred Stock and the Series A Convertible Preferred Stock have dividend preferences.

        EQUITY DILUTION. Purchasers of the Registered Shares will experience immediate and substantial dilution of their investment with respect to the net tangible book value per share of Common Stock.

        POTENTIAL CONVERSION PRICE RESET OF SERIES B CONVERTIBLE PREFERRED STOCK. The 18,875 shares of Series B Convertible Preferred Stock outstanding are convertible, at the option of the holders, into shares of Common Stock, at a conversion price as of the date of this Prospectus of $5.50 and stated value of $100 per share of Series B Convertible Preferred Stock. The conversion price is subject to a reset upon the happening of certain events. Any decrease in the conversion price applicable to the Series B Convertible Preferred Stock will result in the issuance of additional shares of Common Stock, including some or all of the Contingent Shares, and will have a dilutive effect. The conversion price is also subject to adjustment under certain circumstances. See "Description of Securities."

        CERTAIN INTERLOCKING RELATIONSHIPS; POTENTIAL CONFLICTS OF INTEREST. One of the directors of the Company is an officer of Paramount Capital, Inc. and of Paramount Capital Investments, LLC ("Paramount Capital Investments"). Paramount Capital Investments is a merchant bank and venture capital firm specializing in biotechnology and biopharmaceutical companies. In the regular course of its business, Paramount Capital Investments identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. Generally, Delaware corporate law requires that any transactions between the Company and any of its affiliates be on terms that, when taken as a whole, are substantially as favorable to the Company as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. Nevertheless, neither Paramount Capital Investments nor any other person is obligated pursuant to any agreement or understanding with the Company to make any additional products or technologies available to the Company, and there can be no assurance, and purchasers of the Common Stock should not expect, that any biomedical or pharmaceutical product or technology identified by Paramount Capital Investments or any other person in the future will be made available to the Company. In addition, certain of the officers, directors, consultants and advisors to the Company do and may from time to time serve as officers, directors, consultants or advisors to other pharmaceutical or biotechnology companies, or to investment banking, venture capital or similar firms. There can be no assurance that such other companies or firms will not in the future have interests in conflict with those of the Company.

        CONTROL BY OFFICERS, DIRECTORS, AND EXISTING STOCKHOLDERS. The Company's executive officers, directors, five percent (5%) stockholders and affiliated entities together hold approximately 21.7% of the voting power based on stock outstanding as of the date of this Prospectus, and hold options or warrants to acquire a significant additional number of shares of Common Stock and Series A Convertible Preferred Stock. As a result, these stockholders, acting together, will be able to influence significantly most matters requiring approval by the stockholders of the Company, including the election of directors. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.


                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of the Registered Shares.

                            DESCRIPTION OF SECURITIES

        The Company is authorized to issue 75,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

COMMON STOCK

        As of the date of this Prospectus, there are 3,696,916 shares of Common Stock outstanding, a maximum of 4,402,318 shares of Common Stock issuable on conversion or exercise of securities convertible into or exercisable for Common Stock at conversion and exercise rates effective as of the date of this Prospectus, including shares of Common Stock issuable on conversion of all Preferred Stock, and 343,182 Contingent Shares issuable on conversion of Series B Convertible Preferred Stock assuming the maximum decrease from the current conversion price. Holders of Common Stock have one vote per share and have no preemption rights. Holders of Common Stock have the right to participate ratably in all distributions, whether of dividends or assets in liquidation, dissolution or winding up, subject to any superior rights of holders of Preferred Stock outstanding at the time.

PREFERRED STOCK

        Two series of Preferred Stock have been established, 264,000 shares of Series A Convertible Preferred Stock, of which 107,465 shares are outstanding and 13,778 shares are issuable upon exercise of the Series A Convertible Preferred Stock Placement Warrants, and 18,875 shares of Series B Convertible Preferred Stock, of which all 18,875 shares are outstanding.

        Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock is convertible at the option of the holder, at any time, into the number of shares of Common Stock determined by multiplying each share of Series B Convertible Preferred Stock by $100 and dividing the result by $5.50 (the "Conversion Price"), subject to adjustment as described below. Each share of Series B Convertible Preferred Stock is currently convertible into approximately 18.2 shares of Common Stock (fractional shares will be cashed out on conversion).

         The  Conversion  Price is subject to  adjustment  upon the  occurrence, without limitation, of a merger, reorganization, consolidation, reclassification, stock dividend or stock split which will result in an increase or decrease in the number of shares of Common Stock outstanding. The Conversion Price is also subject to adjustment on August 26, 1998 (the "Reset Date"), if the average closing bid price of the Common Stock for the thirty (30)
consecutive trading days immediately preceding the Reset Date (the "Reset Trading Price") is less than $6.05 (a "Reset Event"). Upon a Reset Event, the Conversion Price will be reduced to greater of (i) the Reset Trading Price divided by 1.1 or (ii) $2.75.


                              SELLING STOCKHOLDERS

        This Prospectus offers the Registered Shares for resale by Selling Stockholders who have acquired or will acquire Common Stock issued on conversion at the current Conversion Price of Series B Convertible Preferred Stock. As of the date of this Prospectus, the Company has issued no shares of Common Stock on conversion of any Series B Convertible Preferred Stock.

        Common Stock ownership information in the following table is based solely upon (i) information furnished to the Company by Selling Stockholders,
(ii) reports furnished to the Company pursuant to the rules of the Commission and (iii) the Company's stock ownership records.

        The following table sets forth as of the date of this Prospectus (i) the name of each Selling Stockholder, (ii) the number of shares of Common Stock which each holder owns or are issuable before the Offering, including upon conversion of the Series B Convertible Preferred Stock, but excluding Contingent Shares, (iii) the number of Contingent Shares issuable upon a decrease in the Conversion Price of Series B Convertible Preferred Stock (see "Description of Securities"), (iv) the number of shares of Common Stock included in this Registration Statement, (v) the number of shares of Common Stock which each Selling Stockholder will own or are issuable following the completion of the Offering (assuming the sale of all stock offered and no other dispositions or acquisitions of Common Stock) and (vi) the percentage of shares of Common Stock which each Selling

Stockholder will own or are issuable following the completion of the Offering (assuming the sale of all stock offered and no other dispositions or acquisitions of Common Stock). No Selling Stockholder has had, within the past three years, any position, office or other material relationship with the Company or any of the Company's predecessors or affiliates.

                                       SHARES OF
                                         COMMON                                   SHARES        PERCENT
                                         STOCK                                      OF            OF
                                        OWNED OR                                  COMMON        COMMON
                                        ISSUABLE                                   STOCK         STOCK
                                         BEFORE                                    OWNED         OWNED
                                        OFFERING                                    OR            OR
                                       (EXCLUDING    CONTINGENT                  ISSUABLE      ISSUABLE
                                       CONTINGENT      SHARES     REGISTERED       AFTER         AFTER
    NAME OF SELLING STOCKHOLDER        SHARES) (1)    ISSUABLE     SHARES (2)   OFFERING (3)    OFFERING
-----------------------------------   ------------  ------------ ------------- -------------  -----------
JNC Opportunity Fund Ltd. (4)              290,909       290,909       581,818             0       *
Leaf, Robert (5)                            19,399         9,091        18,181        10,309       *
Schwartz, Carl F. (5)                       11,972         6,818        13,636         5,154       *
Strassman, Joseph and Barbara (5)          108,527        36,364        72,727        72,164     1.8%

-----------------------------------

* indicates less than one percent

(1) Includes shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock at the current Conversion Price of $5.50, but does not include any Contingent Shares issuable upon adjustment of the Conversion Price.

(2) Includes Common Stock issuable upon conversion of Series B Convertible Preferred Stock at the current Conversion Price of $5.50 and Contingent Shares.

(3)     Assumes sale of all Registered Shares offered hereby.

(4) JNC Opportunity Fund Ltd. has contractually agreed to restrict its ability to convert Series B Convertible Preferred Stock to the extent that the number of shares of Common Stock held by it and its affiliates after such conversion exceeds 4.999% of the total number of shares of issued and outstanding Common Stock.

(5) Includes shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock at the current conversion price applicable to the Series A Convertible Preferred Stock of $4.85, but does not include any additional shares issuable in the event of a decrease in the conversion price applicable to the Series A Convertible Preferred Stock.


                              PLAN OF DISTRIBUTION

        The Selling Stockholders, and their pledgees, donees, transferees, or other successors-in-interest, may, from time to time, sell all or a portion of the Registered Shares on the Nasdaq SmallCap, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Registered Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Registered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transaction in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales and (g) combinations of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Registered Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Registered Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire Registered Shares as principal may thereafter resell such Registered Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Registered Shares commissions as described above. The Selling Stockholders may also sell the Registered Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

        The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the Registered Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Registered Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Registered Shares in connection therewith or in settlement of securities loans. If the Selling Stockholders engage in such transactions, the Conversion Price may be affected. From time to time the Selling Stockholders may pledge their Registered Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged Registered Shares from time to time.

        The Company has, as of the date of this Prospectus, informed the Selling Stockholders that the anti-manipulation provisions of Regulation M promulgated under the Exchange Act may apply to the sales of Registered Shares. The Company has also advised the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the Registered Shares.

        Certain Selling Stockholders may from time to time purchase shares of Common Stock in the open market. The Company has, as of the date of this Prospectus, informed the Selling Stockholders that they should not commence any distribution of the Registered Shares unless they have terminated their purchasing of, bidding for and attempting to induce any other person to bid for or purchase Common Stock in the open market as provided in applicable securities regulations, including Regulation M.

        The Company is required to pay all fees and expenses incident to the registration of the Registered Shares, including fees and disbursements (not to exceed an aggregate of $5,000) of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        The Company has obtained a directors' and officers' liability insurance policy which covers, among other things, certain liabilities arising under the Securities Act.

        In the agreement pursuant to which the Company has registered the Registered Shares in the Registration Statement, the Company has agreed, to the extent permitted by law, to indemnify each Selling Stockholder (including control persons, officers, directors, agents, underwriters retained by such Selling Stockholder in connection with the offer and sale of Registered Shares, brokers, investment advisors and employees of such Selling Stockholder) against liabilities arising out of untrue statements or omissions of material facts in the Registration Statement or this Prospectus, except to the extent that the untrue statement or omission is based on written information provided by the Selling Stockholder for inclusion in the Registration Statement or this Prospectus. Each Selling Stockholder has agreed to indemnify the Company, its directors, officers, agents, employees and control persons against liabilities arising out of untrue statements or omissions of material facts in the Registration Statement or this Prospectus, but only to the extent that the untrue statement or omission is based on written information provided by the Selling Stockholder for inclusion in the Registration Statement or this Prospectus, and only in an amount no greater than the net proceeds received by such Selling Stockholder upon the sale of the Registered Shares giving rise to the indemnification obligation.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

        Certain legal matters relating to the Registered Shares offered hereby will be passed upon for the Company by Rubin Baum Levin Constant & Friedman, New York, New York, counsel to the Company. Members of Rubin Baum Levin Constant & Friedman have been granted options under the 1996 Stock Option Plan to purchase an aggregate of 12,500 shares of Common Stock at an exercise price of $8.00 per share, and 5,000 shares of Common Stock at an exercise price of $6.00 per share. The options are immediately exercisable and expire on dates ranging from January 3, 2007 to January 21, 2008.


                                     EXPERTS

        The audited financial statements incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       [OUTSIDE BACK COVER OF PROSPECTUS]
--------------------------------------------------------------------------------


NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                  --------------------------------------------



                                TABLE OF CONTENTS

           Item                                                  Page Number
       ------------                                             -------------
Available Information.........................................Inside Front Cover
Documents Incorporated By Reference...........................Inside Front Cover
Business Summary.....................................................1
Risk Factors.........................................................5
Use of Proceeds.....................................................13
Description of Securities...........................................14
Selling Stockholders................................................14
Plan of Distribution................................................15
Indemnification for Securities Act Liabilities......................16
Legal Matters.......................................................17
Experts.............................................................17
Table of Contents.............................................Outside Back Cover


                  --------------------------------------------


                                     686,362
                                  COMMON STOCK


                               [GRAPHIC OMITTED]



                           PALATIN TECHNOLOGIES, INC.

                  --------------------------------------------

                                   PROSPECTUS

                  --------------------------------------------

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The Company will bear all expenses, estimated at $55,000, incurred in connection with the registration of the Registered Shares under the Securities Act and qualification or exemption of the Registered Shares under state securities laws, excluding fees of legal counsel for any Selling Stockholder. Each Selling Stockholder will pay all underwriting discounts and selling commissions applicable to the sale of the Selling Stockholder's Registered Shares.


SEC registration fees..............       $1,310
Blue Sky fees and expenses*........      $15,000
Costs of printing and engraving*...       $2,500
Legal fees and expenses*...........      $25,000
Accounting fees and expenses*......       $5,000
Miscellaneous*.....................       $6,190
                                          ------
 TOTAL.............................      $55,000
 *Estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or serving at the request of the corporation in similar capacities, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court having jurisdiction shall determine that such person is fairly and reasonably entitled to indemnity.

           Article V, Section 3 of the Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of a fiduciary duty as a director.

           Article VI of the Company's Certificate of Incorporation provides that the Company shall make the indemnification permitted under Section 145 of the Delaware General Corporation Law, as summarized above, but only (unless ordered by a court) upon a determination by a majority of a quorum of disinterested directors, by independent legal counsel in a written opinion, or by the stockholders, that the indemnified person has met the applicable standard of conduct. Article VI further provides that the Company may advance expenses for defending actions, suits or proceedings upon such terms and conditions as the Company's Board of Directors deems appropriate, and that the Company may purchase insurance on behalf of indemnified persons whether or not the Company would have the power to indemnify such persons under Section 145 the Delaware General Corporation Law.

                                   Part II - 1

           The Company's Bylaws contain substantially the same indemnification provisions as the Company's Certificate of Incorporation, summarized above.

           The Company's employment agreement with Edward J. Quilty requires the Company to indemnify and advance expenses to Edward J. Quilty, the Company's Chairman of the Board, President and Chief Executive Officer, to the fullest extent permitted under Section 145 of the Delaware General Corporation Law.

           The agreement pursuant to which the Company has registered the Registered Shares in the Registration Statement provides that the Company will indemnify each Selling Stockholder (including control persons, officers, directors, agents, underwriters retained by such Selling Stockholder in connection with the offer and sale of Registered Shares, brokers, investment advisors and employees of such Selling Stockholder), and each Selling Stockholder will indemnify the Company, and in some cases the Company's directors, officers, agents, employees and control persons, against certain liabilities which might arise from the Offering. The indemnifications may cover liabilities arising under the Securities Act. The obligation of a Selling Stockholder to indemnify the Company or its affiliates is (absent fraud) limited to liabilities based on written information which the Selling Stockholder provides to the Company for inclusion in the Registration Statement, and is limited to an amount no greater than the net proceeds received by such Selling Stockholder upon the sale of the Registered Shares giving rise to the indemnification obligation.

           The Company has obtained a directors' and officers' liability insurance policy which covers, among other things, certain liabilities arising under the Securities Act.


ITEM 16.  EXHIBITS.

                                    EXHIBITS

           The following exhibits are filed with this Registration Statement, or incorporated by reference as noted:

           2.1 Agreement and Plan of Reorganization dated as of April 12, 1996 by and between Interfilm, Inc., Interfilm Acquisition Corp. and RhoMed Incorporated; incorporated by reference to
                  Exhibit 2.1 of the Company's Form 8-K dated June 25, 1996, filed with the Commission on July 10, 1996.

           2.2 Waiver and Consent dated as of June 24, 1996, between Interfilm, Inc., Interfilm Acquisition Corp. and RhoMed Incorporated; incorporated by reference to Exhibit 2.2 of the Company's Form 10-KSB Annual Report for the period ended June 30, 1996, filed with the Commission on September 27, 1996.

           4.1    Specimen   Certificate  for  Common  Stock;   incorporated  by
                  reference to Exhibit 4.1 of the Company's Form 8-K dated July 19, 1996, filed with the Commission on August 9, 1996.

           4.2 Specimen Certificate for Series B Convertible Preferred Stock; incorporated by reference to Exhibit 4.7 of the Company's Form 8-K dated April 28, 1998, filed with the Commission on May 8, 1998.

           5.1 Opinion of Rubin Baum Levin Constant & Friedman, counsel to the Company, re: legality.

           23.1   Consent of Rubin Baum Levin Constant & Friedman.  (Included in
                  Exhibit 5.1.)

           23.2   Consent of Arthur Andersen LLP.

           24.1   Power of Attorney (included on the signature page hereof).

           27 Financial Data Schedule; incorporated by reference and previously filed as an exhibit to the Company's Form 10-QSB Quarterly Report for the quarter ended March 31, 1998, filed with the Commission on May 14, 1998.


                                   Part II - 2

ITEM 17.  UNDERTAKINGS.

     The Company will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   Part II - 3

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on June 11, 1998.


PALATIN TECHNOLOGIES, INC.


By:  /s/ Edward J. Quilty
     ---------------------------
     Edward J. Quilty
     Chairman of the Board, President
     and Chief Executive Officer



                                   Part II - 4

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Palatin Technologies, Inc., severally constitute Edward J. Quilty and Stephen T. Wills, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Palatin Technologies, Inc. to comply with all requirements of the Securities and Exchange Commission.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                          TITLES                          DATE


/s/ Edward J. Quilty
-----------------------  Chairman of the Board, President and      June 11, 1998
    Edward J. Quilty     Chief Executive Officer (principal
                         executive officer)


/s/ Carl Spana
-----------------------  Executive Vice President and Director     June 11, 1998
    Carl Spana


/s/ Stephen T. Wills
-----------------------  Vice President and Chief Financial        June 11, 1998
    Stephen T. Wills     Officer (principal financial and
                         accounting officer)


/s/ Michael S. Weiss
-----------------------  Director                                  June 11, 1998
    Michael S. Weiss


/s/ James T. O'Brien
-----------------------  Director                                  June 11, 1998
    James T. O'Brien


/s/ John K.A. Prendergast
-----------------------  Director                                  June 11, 1998
    John K.A. Prendergast


/s/ Robert G. Moussa
-----------------------  Director                                  June 11, 1998
    Robert G. Moussa


                                   Part II - 5